Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Second Quarter Fiscal 2012 Results

Second quarter financial highlights include:

Revenues of $68.0 million

Operating cash flow of $11.0 million

GAAP diluted net earnings per share from continuing operations of $0.30

Income from continuing operations of $9.0 million

Adjusted EBITDA of $18.8 million

CHELMSFORD, Mass. — January 24, 2012 — Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com), a trusted provider of commercially developed ISR and EW subsystems, reported operating results for its second quarter of fiscal 2012 ended December 31, 2011. All results are presented and compared on a continuing operations basis.

Second Quarter Fiscal 2012 Results

Second quarter fiscal 2012 revenues were $68.0 million, an increase of $12.4 million from the second quarter of the prior fiscal year. Revenues from defense customers increased by $20.0 million, while revenues from commercial customers decreased by $7.6 million, from the prior year’s second quarter. No revenues were recognized for KOR Electronics in the second quarter fiscal 2012 results. The acquisition of KOR Electronics closed on December 30, 2011.

GAAP net income from continuing operations for the second quarter of fiscal 2012 was $9.0 million, or $0.30 per diluted share, compared to $5.2 million, or $0.22 per diluted share, for the prior year’s second quarter. GAAP net income from continuing operations per diluted share includes $0.02 associated with the amortization of acquired intangible assets for the second quarter of fiscal 2012 and $0.01 for the prior year’s second quarter.

Second quarter fiscal 2012 GAAP net income from continuing operations includes approximately $4.8 million in tax expense, $1.9 million in depreciation expense, $1.8 million in stock-based

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Mercury Reports Second Quarter Fiscal 2012 Results, Page 2

compensation costs, $0.7 million in amortization of acquired intangible assets, and $0.6 million of acquisition costs and other related expenses. Second quarter fiscal 2012 adjusted EBITDA (net earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs) was $18.8 million, compared to $10.7 million for the prior year’s second quarter.

Cash flows from operating activities were a net inflow of $11.0 million in the second quarter of fiscal 2012, compared to a net inflow of $8.1 million in the second quarter of fiscal 2011. Free cash flow, defined as cash flow from operating activities less capital expenditures, in the second quarter of fiscal 2012 was a net inflow of $9.1 million, compared to a net inflow of $6.1 million in the second quarter of fiscal 2011. Cash and cash equivalents as of December 31, 2011 were $105.0 million, a decrease of $60.9 million from September 30, 2011, largely due to the use of cash for the acquisition of KOR Electronics during the quarter, partially offset by cash generated by operating activities.

Management Comments

“We continued to deliver solid results during another challenging quarter for the defense industry,” said Mark Aslett, President and CEO, Mercury Computer Systems. “Mercury’s total revenue came in at the midpoint of our guidance range, increasing 22% from the second quarter last year. Gross margin, GAAP earnings per share and adjusted EBITDA exceeded the high end of guidance, and operating cash flow was significantly stronger than in the second quarter last year.”

“These results demonstrate the continued success of our strategy to focus Mercury on well-funded areas in the defense marketplace—primarily ISR, electronic warfare and missile defense – while positioning the company as the premier commercial subsystem outsourcing partner to the primes as they seek more open and affordable ISR and EW solutions,” Aslett said. “Mercury’s defense revenues for the second quarter, including ACS and Mercury Federal Systems, increased 46% year-over-year. Defense bookings, although weaker than expected due to the government’s continuing resolution, were up 27% from the same period in fiscal 2011. Through the first half of

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Mercury Reports Second Quarter Fiscal 2012 Results, Page 3

fiscal 2012, Mercury’s total defense bookings and revenue grew 37% and 34%, respectively, from the same period last year.”

“Looking ahead to the second half of fiscal 2012, we expect the government procurement environment to remain challenging,” said Aslett. “As a result, while we currently expect our defense revenues to grow approximately 20% organically for the year, this is slower growth than we had previously planned. In addition, our commercial business is experiencing sharply lower revenues year over year and we anticipate that commercial revenue will be closer to $15 million for fiscal year 2012 as a whole. We expect the incremental revenue anticipated from our recently acquired KOR Electronics and Paragon Dynamics business to largely offset both of these revenue headwinds resulting in total company revenues growing approximately 10% compared with fiscal year 2011. However, the anticipated impact on GAAP earnings per share of these factors is not expected to fully offset one another, and accordingly we are lowering our previous GAAP EPS guidance for the full fiscal year 2012.”

“In a climate of political and budget uncertainty and with the Defense Department’s re-alignment around new strategic missions and roles for the U.S. Armed Forces, we believe the defense industry is entering an 18 month transition period that will presage a new era for defense,” Aslett said. “Overall we believe that Mercury is well-prepared to navigate this new environment. Our major ongoing programs, such as Aegis, Global Hawk, Gorgon Stare and Patriot, as well as our new programs such as SEWIP and JCREW, appear to be well-funded and in the right areas. Our performance in winning new designs and expanding our new business pipeline remains strong. In addition, our capabilities are aligned with the U.S. military’s new strategic direction – particularly the focus on projecting power and operating effectively despite the evolving anti access and area denial capabilities of our adversaries.”

“In this defense industry transition period and beyond, our ability to continue to make strategic, smart acquisitions will remain an important factor in our continued success,” said Aslett. “We are planning for M&A to provide Mercury with new proven technology and capabilities, enhanced program access and a means to help smooth potential revenue volatility associated with program timing, as well as accelerating our growth rate overall. Our balance sheet remains strong, and we see excellent potential for capturing opportunities along the sensor processing chain similar to the

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LNX and KOR acquisitions we completed during the past 12 months. As a result, including both organic and acquisition-driven revenues at the total company level, we are now targeting mid-teens percentage revenue growth, on average, over time. We believe that achieving this target will position Mercury to continue to significantly outperform the defense industry growth rate going forward.”

Backlog

Mercury’s total backlog at December 31, 2011 was $122.5 million, a $20.7 million sequential increase from September 30, 2011, and a $25.7 million increase from December 31, 2010. Of the December 31, 2011 total backlog, $108.6 million represents orders scheduled to be shipped over the next 12 months. Total backlog at December 31, 2011 includes $31.9 million of backlog from KOR Electronics. The defense backlog at December 31, 2011 was $118.7 million, a $20.9 million sequential increase from September 30, 2011, and a $39.8 million increase from December 31, 2010. The total book-to-bill ratio was 0.84-to-1 for the second quarter of fiscal 2012 compared to 0.87-to-1 for the second quarter of fiscal 2011 and 1.3-to-1 for the first quarter of fiscal 2012.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the second quarter of fiscal 2012 from ACS were $66.1 million, representing an increase of $12.8 million from the second quarter of fiscal 2011, as a result of an increase of $20.4 million in ACS defense offset by a decrease of $7.6 million in commercial. Approximately 94% of ACS revenues for the second quarter of fiscal 2012 related to defense business, as compared to approximately 78% in the second quarter of fiscal 2011.

Mercury Federal Systems (MFS) — Revenues for the second quarter of fiscal 2012 from MFS were $5.2 million, representing an increase of $1.6 million from the second quarter of fiscal 2011.

The revenues by operating segment do not include adjustments to eliminate $3.3 million of inter-company revenues included in those operating segments in the second quarter of fiscal 2012.

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Mercury Reports Second Quarter Fiscal 2012 Results, Page 5

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

For the full year fiscal 2012 we currently expect a total company revenue growth rate of approximately 10% year-over-year. This growth includes lower year-over-year commercial revenues and slower organic defense revenue growth, offset by revenue expected for the second half of fiscal 2012 from the recently closed KOR Electronics acquisition. We expect GAAP net income from continuing operations per diluted share for fiscal 2012 to be in the range of $0.59 to $0.61. GAAP net income from continuing operations per diluted share includes $0.09 associated with the amortization of acquired intangible assets. Adjusted EBITDA as a percentage of revenue is expected to be in line with our target operating model’s high end of approximately 18%.

For the third quarter of fiscal 2012, revenues, which include the operating activities of KOR Electronics, are expected to be in the range of approximately $65 million to $68 million. At this range, GAAP net income from continuing operations per diluted share is expected to be in the range of $0.09 to $0.11. GAAP net income from continuing operations per diluted share includes $0.03 associated with the amortization of acquired intangible assets.

Adjusted EBITDA for the third quarter of fiscal 2012 is expected to be in the range of $9.1 million to $10.1 million.

Recent Highlights

December – Mercury announced that it had completed its acquisition of KOR Electronics and its wholly owned subsidiary, Paragon Dynamics. KOR Electronics, based in Cypress, California, designs and develops digital radio frequency memory (DRFM) units for a variety of modern Electronic Warfare (EW) applications, as well as radar environment simulation and test systems for defense applications. Paragon Dynamics, based in Aurora, Colorado, provides sophisticated analytic services and customized multi-INT data fusion and exploitation solutions for the Intelligence Community. Under the terms of a merger agreement, KOR Electronics became a wholly-owned

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subsidiary of Mercury for an all-cash purchase price of $70 million. Funded with cash on hand, the transaction closed on December 30, 2011, and is expected to be immediately accretive to earnings.

November – Mercury announced that its Mercury Federal Systems subsidiary is part of the Sierra Nevada Corporation (SNC)-led team that was named the 2011 C4ISR Journal Big 25 Awards Top Sensor award winner. The award was presented at the 11th Annual C4ISR Journal Conference in Washington D.C.

November – Mercury announced its new FM021814 digital frequency discriminator (DFD) with phase modulation on pulse (PMOP) detection at the 48th Annual AOC International Symposium and Convention November 13 – 16 in Washington, DC. This detector uniquely blends the ability to generate phase and frequency information data streams, providing highly reliable and accurate information instantaneously. Mercury’s Microwave and Digital Solutions group is a leader in Application Ready Subsystems™ (ARS™) used to detect, deceive and defeat hostile signals on land, at sea and in the air.

November – Mercury announced breakthrough capabilities for digital storage in embedded mobile applications. Working closely with customers, Mercury’s Services and Systems Integration (SSI) team created an innovative Digital Storage Unit that leverages standard solid-state storage disks (SSDs) and designs customized to meet each application’s specific capacity, size, weight and power (SWaP), redundancy and security requirements.

October – Mercury announced that its Mercury Federal Systems subsidiary is part of the Sierra Nevada Corporation (SNC)-led team that received the United States Geospatial Intelligence (GEOINT) Foundation’s 2011 Industry Achievement Award. This prestigious annual award, presented October 18, recognizes outstanding accomplishments in GEOINT tradecraft by an individual or team from industry. Mercury provided SNC with onboard real-time image processing and storage subsystems, which are key components of the U.S. Air Force’s Gorgon Stare persistent surveillance system, currently deployed in Operation Enduring Freedom.

October – Mercury Computer Systems announced its Imaging Toolkit, which delivers breakthrough capabilities for electro-optical/infrared (EO/IR), hyperspectral and radar imaging application

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Mercury Reports Second Quarter Fiscal 2012 Results, Page 7

development for the defense and commercial markets. The first to leverage the performance power of commercially available general purpose graphics processing units (GPGPUs), the Imaging Toolkit helps developers speed time-to-market and lower the overall total cost of application development.

Conference Call Information

Mercury will host a conference call on Tuesday, January 24, 2012, at 5:00 p.m. EST to discuss the second quarter fiscal year 2012 results and review its financial and business outlook going forward.

To listen to the conference call, dial (888) 262-8943 in the U.S.A. and Canada, and (913) 312-1484 in all other countries. The conference code number is 5317497. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 9:00 p.m. EST on Tuesday, January 24, 2012, through 9:00 p.m. EST on Sunday, February 5, 2012. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 5317497. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures provide a more complete understanding of its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its

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Mercury Reports Second Quarter Fiscal 2012 Results, Page 8

performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of open, commercially developed, application-ready, multi-INT subsystems for defense prime contractors. With over 30 years of experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team leads the industry in partnering with customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2012 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable, “and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Kevin M. Bisson, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation, Echotek and Ensemble are registered trademarks and Application Ready Subsystem and ARS are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011 (A)	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$104,955	$162,875
Accounts receivable, net	46,807	44,786
Unbilled receivables and costs in excess of billings	8,495	1,059
Inventory	22,760	18,540
Deferred income taxes	8,745	7,678
Prepaid income taxes	1,955	1,075
Prepaid expenses and other current assets	5,262	4,171

Total current assets	198,979	240,184
Restricted cash	3,281	3,000
Property and equipment, net	14,452	14,520
Goodwill	132,471	79,558
Acquired intangible assets, net	27,545	16,702
Other non-current assets	928	1,598

Total assets	$377,656	$355,562

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$7,168	$7,972
Accrued expenses	8,883	5,607
Accrued compensation	11,996	16,288
Income taxes payable	1,574	201
Deferred revenues and customer advances	9,595	6,138

Total current liabilities	39,216	36,206
Deferred gain on sale-leaseback	4,978	5,556
Deferred income taxes	7,978	3,877
Income taxes payable	1,777	1,777
Other non-current liabilities	5,496	6,710

Total liabilities	59,445	54,126
Shareholders’ equity:
Common stock	295	291
Additional paid-in capital	218,812	213,777
Retained earnings	97,811	86,113
Accumulated other comprehensive income	1,293	1,255

Total shareholders’ equity	318,211	301,436

Total liabilities and shareholders’ equity	$377,656	$355,562

(A)	Includes the consolidated balance sheet of KOR Electronics and subsidiaries and preliminary allocation of purchase price

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Net revenues	$67,959	$55,513	$117,081	$107,621
Cost of revenues (1)	27,046	23,873	46,252	45,321

Gross margin	40,913	31,640	70,829	62,300
Operating expenses:
Selling, general and administrative (1)	14,419	14,019	28,064	28,216
Research and development (1)	11,724	10,479	23,589	21,378
Amortization of acquired intangible assets	692	317	1,508	636
Acquisition costs and other related expenses	593	307	618	307

Total operating expenses	27,428	25,122	53,779	50,537

Income from operations	13,485	6,518	17,050	11,763
Interest income	3	6	9	13
Interest expense	(9)	(49)	(18)	(58)
Other income, net	394	404	799	920

Income from continuing operations before income taxes	13,873	6,879	17,840	12,638
Income taxes	4,828	1,696	6,142	3,773

Income from continuing operations	9,045	5,183	11,698	8,865
Income (loss) from discontinued operations, net of tax	—	—	—	(52)

Net income	$9,045	$5,183	$11,698	$8,813

Basic net earnings (loss) per share:
Continuing operations	$0.31	$0.22	$0.40	$0.39
Income (loss) from discontinued operations	—	—	—	(0.01)

Net income	$0.31	$0.22	$0.40	$0.38

Diluted net earnings (loss) per share:
Continuing operations	$0.30	$0.22	$0.39	$0.37
Income (loss) from discontinued operations	—	—	—	—

Net income	$0.30	$0.22	$0.39	$0.37

Weighted-average shares outstanding:
Basic	29,457	23,099	29,367	23,021

Diluted	29,969	23,998	30,001	23,704

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$70	$64	$158	$107
Selling, general and administrative	$1,573	$1,414	$3,248	$2,554
Research and development	$169	$155	$446	$262

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income	$9,045	$5,183	$11,698	$8,813
Depreciation and amortization	2,597	1,869	5,268	3,616
Other non-cash items, net	348	1,813	2,366	2,514
Changes in operating assets and liabilities	(959)	(762)	(4,085)	2,510

Net cash provided by operating activities	11,031	8,103	15,247	17,453

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(70,373)	—	(70,373)	—
Sales of marketable securities	—	—	—	18,025
Purchases of property and equipment	(1,925)	(2,003)	(3,571)	(3,598)
Payments for acquired intangible assets	—	(1,617)	(20)	(2,175)

Net cash (used in) provided by investing activities	(72,298)	(3,620)	(73,964)	12,252
Cash flows from financing activities:
Proceeds from employee stock purchase plans	695	1,291	785	1,585
Change in restricted cash	(281)	—	(281)	—
Payments of deferred offering costs	—	—	(30)	—
Payment of capital lease obligations	(43)	(58)	(102)	(136)
Excess tax benefits from stock-based compensation	7	463	412	1,017

Net cash provided by financing activities	378	1,696	784	2,466

Effect of exchange rate changes on cash and cash equivalents	(18)	19	13	25

Net (decrease) increase in cash and cash equivalents	(60,907)	6,198	(57,920)	32,196
Cash and cash equivalents at beginning of period	165,862	82,239	162,875	56,241

Cash and cash equivalents at end of period	$104,955	$88,437	$104,955	$88,437

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Income from continuing operations	$9,045	$5,183	$11,698	$8,865
Interest expense, net	6	43	9	45
Income taxes	4,828	1,696	6,142	3,773
Depreciation	1,905	1,552	3,760	2,980
Amortization of acquired intangible assets	692	317	1,508	636
Acquisition costs and other related expenses	593	307	618	307
Fair value adjustments from purchase accounting	(44)	—	(22)	—
Stock-based compensation expense	1,812	1,633	3,852	2,923

Adjusted EBITDA	$18,838	$10,731	$27,566	$19,529

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010
Cash flows from operations	$11,031	$8,103	$15,247	$17,453
Capital expenditures	(1,925)	(2,003)	(3,571)	(3,598)

Free cash flow	$9,106	$6,100	$11,676	$13,855

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending March 31, 2012

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation -- Income from continuing operations per diluted share	$0.09	$0.11

GAAP expectation -- Income from continuing operations	$2,751	$3,402

Adjust for:
Interest expense, net	8	8
Income taxes	1,462	1,808
Depreciation	2,220	2,220
Amortization of acquired intangible assets	1,300	1,300
Acquisition costs and other related expenses	50	50
Fair value adjustments from purchase accounting	(17)	(17)
Stock-based compensation expense	1,374	1,374

Adjusted EBITDA expectation	$9,148	$10,145